Filed under Rule 433
File No. 333-216355-01

Final Term Sheet

September 12, 2019

Issuer:	Consumers Energy Company
Securities:	Floating Rate First Mortgage Bonds due 2069
Aggregate Principal Amount Offered:	$75,649,000
Maturity Date:	September 15, 2069
Coupon:

Floating rate based on three-month LIBOR minus 0.30%; reset quarterly on each March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2019; the interest rate shall not be less than 0.00%; the interest rate for the initial interest period for the Bonds will be determined on September 17, 2019

Interest Payment Dates:	March 15, June 15, September 15 and December 15
First Interest Payment Date:	December 15, 2019
Public Offering Price:	100%
Optional Redemption at Option of Issuer:

At any time on or after September 15, 2049, in amounts of $1,000 or any integral multiple of $1,000 in excess thereof, at a redemption price equal to the applicable percentage of the principal amount of such Bonds being redeemed set forth in the following table, plus accrued and unpaid interest, if any, on such Bonds being redeemed to, but not including, the redemption date:

Redemption Date	Percentage
September 15, 2049 to March 14, 2050	105.00%
March 15, 2050 to September 14, 2050	105.00%
September 15, 2050 to March 14, 2051	104.50%
March 15, 2051 to September 14, 2051	104.50%
September 15, 2051 to March 14, 2052	104.00%
March 15, 2052 to September 14, 2052	104.00%
September 15, 2052 to March 14, 2053	103.50%
March 15, 2053 to September 14, 2053	103.50%
September 15, 2053 to March 14, 2054	103.00%
March 15, 2054 to September 14, 2054	103.00%
September 15, 2054 to March 14, 2055	102.50%
March 15, 2055 to September 14, 2055	102.50%
September 15, 2055 to March 14, 2056	102.00%
March 15, 2056 to September 14, 2056	102.00%
September 15, 2056 to March 14, 2057	101.50%
March 15, 2057 to September 14, 2057	101.50%
September 15, 2057 to March 14, 2058	101.00%
March 15, 2058 to September 14, 2058	101.00%
September 15, 2058 to March 14, 2059	100.50%
March 15, 2059 to September 14, 2059	100.50%
September 15, 2059 and thereafter	100.00%

Repayment at Option of a Holder:

On the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount of such Bonds being repaid) set forth in the following table, and on September 15 of every second year thereafter until September 15, 2066 (i.e. commencing on September 15, 2032, through and including September 15, 2066), at 100% of the principal amount of such Bonds being repaid, plus, in each case, accrued and unpaid interest, if any, on such Bonds being repaid to, but not including, the repayment date:

Repayment Date	Price
September 15, 2020	98.00%
March 15, 2021	98.00%
September 15, 2021	98.00%
March 15, 2022	98.00%
September 15, 2022	98.00%
March 15, 2023	98.00%
September 15, 2023	98.00%
March 15, 2024	98.00%
September 15, 2024	98.00%
March 15, 2025	99.00%
September 15, 2025	99.00%
March 15, 2026	99.00%
September 15, 2026	99.00%
March 15, 2027	99.00%
September 15, 2027	99.00%
March 15, 2028	99.00%
September 15, 2028	99.00%
March 15, 2029	99.00%
September 15, 2029	99.00%
March 15, 2030	99.00%
September 15, 2030	100.00%

Trade Date:	September 12, 2019
Settlement Date:	September 19, 2019 (T+5)
Expected Ratings:	Aa3 / A / A+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Morgan Stanley & Co. LLC
UBS Securities LLC
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
CUSIP/ISIN:	210518 DG8 / US210518DG82

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 866-718-1649, UBS Securities LLC toll-free at 888-827-7275, J.P. Morgan Securities LLC collect at 212-834-4533, Deutsche Bank Securities Inc. toll-free at 800-503-4611, RBC Capital Markets, LLC toll-free at 866-375-6829, Wells Fargo Securities, LLC toll-free at 800-645-3751 or BofA Securities, Inc. toll-free at 800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.